UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Name of Registrant as Specified In Its Charter)

Stilwell Value Partners VII, L.P.

Stilwell Activist Fund, L.P.

Stilwell Activist Investments, L.P.

Stilwell Value LLC

Joseph Stilwell

Paula J. Poskon

Kerry G. Campbell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 14, 2019, Joseph Stilwell and affiliated entities issued a press release relating to Wheeler Real Estate Investment Trust, Inc., a copy of which is filed herewith.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY THE GROUP AND OTHER PARTICIPANTS FROM THE STOCKHOLDERS OF Wheeler Real Estate Investment Trust, Inc. FOR USE AT ITS 2019 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF Wheeler Real Estate Investment Trust, Inc. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTPS://WWW.SEC.GOV.

The Stilwell Group Sends First Letter to Shareholders of
Wheeler Real Estate Investment Trust

NEW YORK, November 14, 2019 /PRNewswire/ -- The Stilwell Group, the largest shareholder of Wheeler Real Estate Investment Trust, Inc. (the "Company")(NASDAQ:WHLR), today announced that it delivered an open letter to shareholders of the Company.

The full text of the letter follows:

November 14, 2019

Dear Fellow WHLR Owner,

We’ve finally heard from our Company in its November 8th letter to shareholders. It’s no surprise to see misleading information.

During the 2018 quarterly earnings calls, WHLR CEO, Dave Kelly, seemed to re-read a script when addressing WHLR’s suspension of dividend payments;

First Quarter: “And for our shareholders, we want to return to a dividend-paying REIT. All of which are ways to establish our primary goal: maximizing shareholder value....Suspending the dividend was a difficult decision, but it was a necessary step to maintain the cash we need to shore up our balance sheet.”

Third Quarter: “And for our shareholders, we want to return to a dividend-paying REIT, all of which are ways to establish our primary goal: maximizing shareholder value. While we intend to return to being a dividend-paying REIT, we will not do so until we can demonstrate sustainable cash flows that support a consistent dividend.”

Fourth Quarter: “As we've consistently stated in the past, our objective is to be a grocery-anchored dividend-paying REIT. We believe that this is the surest path to restoring shareholder value. While we intend to return to being a dividend-paying REIT, we will not do so until we can demonstrate sustainable cash flows that support a consistent dividend.”

…and then he suspended the earnings calls.1

Mr. Kelly is now being equally misleading about the meeting at our office on October 8th. Having personally attended the meeting, I can attest to what really happened. Joe Stilwell did not end the meeting until Dave Kelly threatened Joe “if he persisted with the proxy contest.” The truth is, we came to a verbal agreement with WHLR (over the summer!) to cancel this contest in exchange for three WHLR board seats and to work to maximize shareholder value. Joe signed the final, negotiated written agreement in August. Instead of countersigning, Mr. Kelly spent two more months trying to keep the largest WHLR shareholder out of the boardroom.

1 See Exhibit 99.3 of WHLR’s Form 8-K, filed with the SEC on May 1, 2019, p. 1.

To boot, WHLR is stonewalling us in our attempt to gather information on the rather rotten situation at Sea Turtle. We recently had to go to court just to obtain documents that we, as shareholders, are rightfully entitled to. Given the substantial efforts undertaken and expenses incurred by the Company just to prevent us from exercising our rights under the law, we can only imagine everything Dave Kelly is hiding on the Sea Turtle fiasco!

Mr. Kelly seems to have a tenuous relationship with the truth. Unfortunately, we’ve all suffered. Please vote the GREEN card TODAY to take Dave Kelly off the WHLR board and begin to maximize shareholder value.

Sincerely, Megan Parisi 917-881-8076 mparisi@stilwellgroup.com

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please contact us or Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

+ 1 (212) 297-0720 (Main)
+ 1 (877) 869-0171 (Toll-Free)
Email: info@okapipartners.com